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Prospectus Supplement No. 2                     Filed pursuant to Rule 424(b)(3)
(to the prospectus dated May 1, 2000)                 Registration No. 333-31530


                              AT HOME CORPORATION

                   6,322,003 Shares of Series A Common Stock

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     This prospectus supplement relates to the resale by selling stockholders named on pages 22 to 25 of the prospectus dated May 1, 2000, as supplemented by the prospectus supplement No. 1 dated June 1, 2000, to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the prospectus dated May 1, 2000 and the prospectus supplement No.1 dated June 1, 2000 which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

     The information in footnote number 5 appearing after the table appearing under the heading "Former Stockholders of Worldprints.com International, Inc." is superseded in full by the information appearing below:

(5) Mr. Richard Schmelzer served as President, Chief Executive Officer and a director of Worldprints.com. Of the 72,546 shares held by Mr. Richard Schmelzer, 50,000 shares have been pledged to Merrill Lynch Pierce Fenner & Smith; Merrill Lynch Pierce Fenner & Smith may offer and sell all or a part of these shares as a selling stockholder under this prospectus pursuant to the terms of the pledge agreement between Mr. Richard Schmelzer and Merrill Lynch Pierce Fenner & Smith.

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     Investing in our Series A common stock involves a high degree of risk.
Please carefully consider the "Risk Factors" beginning on page 4 of the prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 27, 2000.